SETTLEMENT AGREEMENT
     This settlement agreement (“Settlement Agreement”), dated this 14th day of August, 2007, is entered into by and among Iridex Corporation, a Delaware corporation (“Purchaser”), American Medical Systems, Inc., a Delaware corporation (“Parent”) and Laserscope, a California corporation (“Seller” and collectively with Purchaser and Parent, the “Parties”).
     WHEREAS, the Parties are party to an Asset Purchase Agreement dated November 30, 2006 (the “Purchase Agreement”) pursuant to which Purchaser acquired from Seller certain assets related to Seller’s aesthetics business. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed such term in the Purchase Agreement.
     WHEREAS, Section 1.5 of the Purchase Agreement contemplates that the purchase price for the Purchased Assets is to be adjusted after the Closing.
     WHEREAS, in connection with the Purchase Agreement, Purchaser and Seller entered into a Product Supply Agreement dated January 16, 2007 (the “PSA”) and wish to amend certain terms of such agreement as more fully set forth herein.
     WHEREAS, the Parties wish to enter into this Settlement Agreement to document their full and final agreement as to the amount of the adjustment contemplated by Section 1.5 of the Purchase Agreement, to amend the PSA and to set forth their mutual understanding as to certain other matters.
     NOW, THEREFORE, in consideration of the promises herein made and other good and valuable consideration, it is hereby agreed as follows:
1.       Purchase Price Adjustment
(a)	The Parties agree that pursuant to the provisions of Section 1.5 of the Purchase Agreement, Purchaser will make an additional payment to Parent in the amount of $1,150,000 (the “Adjustment Amount”), as set forth in subsection (b) below, which will be the sole and final adjustment to the Purchase Price under Section 1.5 of the Purchase Agreement. There will be no further adjustments to the Purchase Price relating to the Cash of the Subsidiaries or any other adjustment factor called for under Section 1.5 of the Purchase Agreement or as a result of the audit of the historical financial statements of the Aesthetics Business.

(b)	Purchaser will pay to Parent the Adjustment Amount by making weekly payments beginning on August 16, 2007 and continuing on the Thursday of each week thereafter for one year for a total of 52 payments. The amount of each such payment will be equal to $22,115.38 (1/52 of the Adjustment Amount). If any scheduled payment date is not a business day, then the applicable payment will be due on the first business day thereafter. All payments shall be made by wire transfer of immediately available funds.

(c)	The parties agree that the initial purchase price allocation set forth in Schedule 1.6 to the Purchase Agreement is superseded and replaced with Schedule 1.6 attached hereto.
2.       Product Supply Agreement.
(a)	Attached hereto as Exhibit A are purchase orders (the “Purchase Orders”) from Purchaser for Products (as defined in the PSA), which supersede and replace in the entirety any and all forecasts or purchase orders previously delivered by Purchaser under the PSA. Purchaser will not submit, and Seller will not accept, any further purchase orders or forecasts under the PSA. Seller will build and deliver Products only pursuant to the foregoing purchase orders. Attached hereto as Exhibit B is a schedule of Products, hand pieces and service parts (the “Accessories Purchase Orders”) that Seller will deliver to Purchaser prior to October 16, 2007. All of the delivery dates set forth in the Purchase Orders and the Accessories Purchase Orders may be delayed by Seller in its discretion except for the delivery dates related to the Gemini products; provided, however, that in no event shall such delivery date be delayed by more than ninety (90) days following the delivery date set forth in such Purchase Order.

(b)	In accordance with the terms of the Letter Agreement between Parent and Purchaser, dated June 27, 2007, as amended on July 31, 2007 and August 6, 2007 (as so amended, the “Letter Agreement”), the payment terms for (i) all Products sold to Purchaser under the PSA and the purchase order attached hereto as Exhibit A, and (ii) the hand pieces and service parts listed on Exhibit B shall be cash in advance or via a confirmed letter of credit (with Seller being entitled to immediately draw on such letter of credit upon shipment of Products), and Section 3.2 of the PSA is hereby amended to reflect the foregoing. Purchaser will pay to Seller, by wire transfer in immediately available funds, against outstanding invoices under the PSA, plus accrued interest, the following amounts: (i) $100,000 on each of August 23, 2007 and August 30, 2007; and (ii) $150,000 on each of September 6, 2007, September 13, 2007, September 20, 2007, and September 27, 2007. The foregoing payment schedule shall supersede and replace the weekly payment schedule in the Letter Agreement, and Parent and Seller waive Purchaser’s prior breach of the weekly payment schedule in the Letter Agreement. Seller will apply these payments first to invoices (both invoiced amount and accrued interest) that have been outstanding the longest. Purchaser will pay the remaining balance of all outstanding invoices under the PSA in full, plus accrued interest, upon the earlier of (a) two (2) business days following the closing of its contemplated equity financing of approximately $5 million (“Equity Investment”) or (b) August 31, 2007; provided that, if it shall be a condition to the Equity Financing that an exemption from the Nasdaq stockholder approval requirements with respect to issuances of greater than 20% of the Company’s outstanding securities under Rule 4350(i) be obtained pursuant to Rule 4350(i)(2), such date shall be extended to September 28, 2007.

(c)	Parent agrees that the listing of work-in-process, raw and packaging materials, and service, replacement and accessory parts used to build the Gemini, Venus, Aura, Lyra and Solis products (subject to the last sentence in this Section 2(c), the “Parts Inventory”) attached hereto as Exhibit C accurately represents the item numbers, product classifications and the actual unit costs thereof. Purchaser will receive 63.4% of all parts included in the Parts Inventory that are identified as “Greenlight/Gemini Common” in Exhibit C and 100% of all other parts included in the Parts Inventory. Seller will deliver the Parts Inventory to Purchaser at Seller’s facility in San Jose, California by part and quantity requested by Purchaser at mutually agreeable times during the remaining term of the PSA; provided, however, that Seller shall retain possession of such Parts Inventory as is necessary to allow it to build Products to be delivered to Seller under the purchase orders referred to in Section 2(a) after termination or expiration of the PSA and shall deliver any such remaining Parts Inventory after delivery such Products. Title to the Parts Inventory shall pass to Purchaser upon the earlier of delivery of such inventory to Purchaser or termination or expiration of the PSA. Purchaser shall confirm the parts and quantities of Parts Inventory being delivered at the time of delivery at Seller’s facility in San Jose, California. Except as set forth in the preceding sentence, a physical count of the Inventory contemplated by Section 7.3(c) of the PSA will not be conducted. Notwithstanding anything in this Agreement or the PSA to the contrary, the Parts Inventory does not include, and Seller will not sell to Purchaser, such quantity of work-in-process, and raw materials sufficient to allow Seller to build up to 35 Aura products, and Seller shall retain ownership and possession of such items that would otherwise be included in the definition of Parts Inventory but for this sentence, even though such items are included in the quantities set forth on Exhibit C.

(d)	The pricing currently in effect under the PSA will remain in effect for the duration of the PSA and for purchase of Products and Parts Inventory thereafter notwithstanding anything to the contrary in Section 3.1 of the PSA. For purposes of clarity, the pricing currently in effect does not include the 20% markup referred to in Section 3.1 of the PSA.

(e)	The PSA shall terminate on October 16, 2007 unless terminated earlier in accordance with the provisions of the PSA, as amended by this Settlement Agreement. Notwithstanding the foregoing sentence, the provisions of Sections 2.5, 2.6, 2.8, 2.10, 5.1 and 5.2 of the PSA shall continue to apply to Products (if any) sold to Purchaser after the termination of the PSA pursuant to the purchase orders referred to in Section 2(a). Section 7.1 of the PSA is hereby amended to reflect the foregoing sentences.

(f)	The purchase price for the Product Inventory (as defined in the PSA) to be purchased by Purchaser pursuant to Section 7.3(c) of the PSA after the expiration or termination of the PSA shall be $4,059,557 (the “Final Product Inventory Payment”), consisting of:

(i)	$3,700,000 (the “Parts Inventory Amount”) for Parts Inventory delivered upon or prior to expiration or termination of the PSA, and;

(ii)	$359,557 for service parts delivered on or about March 9, 2007.
Subject to subsections (g) and (h) below, the Final Product Inventory Payment shall be payable in thirty-nine (39) equal weekly installments, beginning on January 3, 2008 and continuing on the Thursday of each week thereafter through and including September 25, 2008, in the amount of $110,185, which includes interest on the unpaid balance of the Final Product Inventory Payment at the rate of 10% per annum from the date that the PSA terminates or expires. If any scheduled payment date is not a business day, then the applicable payment will be due on the first business day thereafter. All payments shall be made by wire transfer of immediately available funds.

(g)	In the event that Purchaser increases its Borrowing Capacity (as defined below) under any credit facility that is senior to Purchaser’s payment obligations hereunder to Seller, either with its current senior lender, Mid-Peninsula Bank — part of Greater Bay Bank N.A, or any subsequent senior lender, to more than $12 million (the amount of Borrowing Capacity in excess of $12 million being the “Increased Capacity”), either prior to Purchaser’s acquisition of the Product Inventory or at any time thereafter while payments are due under Sections 1(b) or 2(f), then Purchaser shall pay at the time of acquisition of the Product Inventory, or if such Increased Capacity becomes available after the date of such acquisition, then at the time such Increased Capacity becomes available, an amount equal to 50% of such Increased Capacity. Such payment shall be applied to the payments otherwise due under Sections 1(b) or 2(f) in the inverse order of maturity beginning with the last payment then due. “Borrowing Capacity” shall mean the maximum amount that Purchaser is permitted to borrow under its credit facility then in effect, less (i) any amount that is not available to borrow due to borrowing base limitations under the credit facility and (ii) any minimum cash restriction imposed by the lender, including segregated cash deposits or other balances that must be maintained at the lender.

(h)	Notwithstanding the foregoing subsections (f) and (g), in the event that the date on which Seller is obligated to sell the Product Inventory to Purchaser under Section 7.3(c) of the PSA occurs in a Payment Blockage Period (as defined in the Subordination Agreement by and between Mid-Peninsula Bank — part of Greater Bay Bank N.A, Parent, Seller and Purchaser dated the date hereof (the “Subordination Agreement”)), then Purchaser agrees to pay to Seller the entire purchase price for the Product Inventory purchased pursuant to Section 7.3(c) within three (3) business days from the date of sale or as soon thereafter as permitted by the Subordination Agreement.

(i)	Section 7.3(c)(ii) of the PSA is hereby deleted from the PSA and shall be of no further force or effect.

(j)	Simultaneously with the execution and delivery of this Settlement Agreement, Seller is executing and delivering to Purchaser a signed representation letter to Purchaser’s independent registered public accountants, which such representation letter is attached as Exhibit D hereto.

(k)	The above sections (a) — (j) constitute an amendment to the PSA under Section 9.3(a) of the PSA.
     3.       Cross-Default.
(a)	The occurrence of an Event of Default under the terms of the Senior Debt (as defined in the Subordination Agreement) or any other agreement between the Purchaser and the lender of the Purchaser’s senior debt, which is not cured by Purchaser within the applicable cure period or waived by such lender within 30 days, or the issuance of a Payment Blockage Notice (as defined in the Subordination Agreement) to Seller shall be deemed to be a breach of this Settlement Agreement.

(b)	Simultaneously with the execution of this Settlement Agreement, Purchaser is entering into a security agreement with Seller and Parent (the “Security Agreement”). Any breach by Purchaser of any provision of this Settlement Agreement, the Letter Agreement or the occurrence of an Event of Default under the Security Agreement shall constitute an immediate default under both the Security Agreement and PSA and the thirty (30) day cure period referenced under Section 7.2(b) of the PSA shall not apply. Any breach of this Settlement Agreement, the Letter Agreement or the PSA or the occurrence of an Event of Default under the Security Agreement shall, subject to the terms of the Subordination Agreement, entitle Parent and Seller to any and all remedies available to them under the Security Agreement, the PSA, this Settlement Agreement, at law and in equity, including, but not limited to, the right to terminate the PSA immediately upon written notice to Purchaser with no additional notice period or opportunity to cure and the right to declare all amounts due hereunder and the Letter Agreement to be immediately due and payable in full.
     4.       French Personnel. Purchaser agrees to pay 50% of Parent’s (or its affiliate’s) out of pocket costs, including severance costs and reasonable attorneys’ fees, relating to the termination of the employment of Kristine Hautekiet. The parties acknowledge that Parent’s affiliate will implement such termination. Such amount will be paid by Purchaser within fifteen days of Parent delivering a request for such payment along with supporting documentation.
     5.       Parent and Seller Release; Parent and Seller Representations and Warranties.
(a)	Except with respect to payments due hereunder or the Letter Agreement or breaches of this Settlement Agreement, each of Parent and Seller, for and on behalf of itself and its employees, officers, directors, shareholders, affiliates, representatives, predecessors, successors and assigns (collectively, the “Seller Releasing Parties”), hereby fully and forever release and discharge Purchaser and its affiliates from any and all claims, liabilities, demands, damages, rights, actions or causes of action, whether fixed or contingent, liquidated or unliquidated, direct or indirect, known or unknown (“Claims”), which any Seller Releasing Party has or may have in any way relating to, arising out of, or involving (i) any amounts due any Seller Releasing Party under Sections 1.4 or 1.5 of the Purchase Agreement or (ii) any amounts due any Seller Releasing Party under the PSA or any other violations or breaches thereof.
(b)	Parent and Seller represent and warrant to the Purchaser Releasing Parties (as defined below) that, as of the date hereof, neither Parent nor Seller has (i) any claim for indemnification under Section 8.3 of the Purchase Agreement, the Asset Purchase Agreement dated December 30, 2006 by and between Laserscope (UK) Limited and American Medical Systems UK Limited (the “UK Asset Purchase Agreement”), or the Asset Purchase Agreement dated December 30, 2006 by and between Laserscope France Limited and American Medical Systems France (the “French Asset Purchase Agreement”) or (ii) knowledge of any events, facts or circumstances that would give rise to, or with the passage of time would give rise to, a claim for indemnification under any of the foregoing agreements. Parent and Seller acknowledge and agree that the Purchaser Releasing Parties’ damages for any breach of the foregoing sentence will be equal in amount to the damages arising out of any claim that Parent or Seller makes under Section 8.3 of the Purchase Agreement, the UK Asset Purchase Agreement or the French Asset Purchase Agreement that constitutes a breach of the foregoing sentence. Parent and Seller agree that the survival period set forth in the first sentence of Section 8.1 of the Purchase Agreement with respect to the representations and warranties made by Purchaser in Article III of the Purchase Agreement shall expire on the date hereof, and that neither Parent nor Seller will have any right to make a claim for indemnification under Article VIII of the Purchase Agreement based on a breach of any representation or warranty by Purchaser in Article III of the Purchase Agreement; provided that the representations and warranties referred to in clause (a) of the second sentence of Section 8.1, and the right to make a claim for any breach thereof, shall survive for the time periods set forth therein. The provisions of this Settlement Agreement shall not impact or alter Parent’s or Seller’s rights set forth in the Purchase Agreement, or otherwise, with respect to Fraud Claims (as defined in the Purchase Agreement) or breaches of covenants contained in the Purchase Agreement, in each case that are unknown by Parent and Seller as of the date hereof or occur after the date hereof, or their ability to make claims in connection therewith.
     6.       Purchaser Release; Purchaser Representations and Warranties.
(a)	Except with respect to payments due hereunder or breaches of this Settlement Agreement, Purchaser, for and on behalf of itself and its employees, officers, directors, shareholders, affiliates, representatives, predecessors, successors and assigns (collectively, the “Purchaser Releasing Parties”), hereby fully and forever releases and discharges the Seller Releasing Parties from any and all Claims, which any Purchaser Releasing Party has or may have in any way relating to, arising out of, or involving:
(i)	any amounts due any Purchaser Releasing Party under Sections 1.4 or 1.5 of the Purchase Agreement;

(ii)	any breach or alleged breach by a Seller Releasing Party of Section 2.6, 2.7, 2.9 and/or 4.4(g) of the Purchase Agreement, regardless of whether any Purchaser Released Party knew, knows or should have known of such breach, and regardless of whether the breach occurred or occurs or is alleged to occur or have occurred before, on or after the date hereof;

(iii)	any claim for indemnification under Section 8.2 of the Purchase Agreement, the UK Asset Purchase Agreement, or the French Asset Purchase Agreement, in each case to the extent related to the matters referred to in clauses (i) — (ii) above; or

(iv)	any amounts due any Purchaser Releasing Party under the PSA for any violations or breaches by a Seller Releasing Party thereof.
(b)	Purchaser represents and warrants to the Seller Releasing Parties that, as of the date hereof, Purchaser does not have (i) any claim for indemnification under Section 8.2 of the Purchase Agreement, the UK Asset Purchase Agreement or the French Asset Purchase Agreement or (ii) knowledge of any events, facts or circumstances that would give rise to, or with the passage of time would give rise to, a claim for indemnification under any of the foregoing agreements. Purchaser acknowledges and agrees that the Seller Releasing Parties’ damages for any breach of the foregoing sentence will be equal in amount to the damages arising out of any claim that Purchaser makes under Section 8.2 of the Purchase Agreement, the UK Asset Purchase Agreement or the French Asset Purchase Agreement that constitutes a breach of the foregoing sentence. Purchaser agrees that the survival period set forth in the first sentence of Section 8.1 of the Purchase Agreement with respect to the representations and warranties made by Parent and Seller in Article II of the Purchase Agreement shall expire on the date hereof, and that Purchaser will not have any right to make a claim for indemnification under Article VIII of the Purchase Agreement based on a breach of any representation or warranty by Parent or Seller in Article II of the Purchase Agreement; provided that the representations and warranties referred to in clauses (a) and (b) of the second sentence of Section 8.1, and the right to make a claim for any breach thereof, shall survive for the time periods set forth therein. The provisions of this Settlement Agreement shall not impact or alter Purchaser’s rights set forth in the Purchase Agreement, or otherwise, with respect to Fraud Claims or breaches of covenants contained in the Purchase Agreement, in each case that are unknown by Purchaser as of the date hereof or occur after the date hereof, or its ability to make claims in connection therewith.

     7.       Security Interest; Permitted Exception to Non-Compete Covenant. Upon execution of this Settlement Agreement, Purchaser shall execute and deliver to Parent and Seller a Security Agreement in form and content satisfactory to Parent and Seller under which Purchaser is granting to Parent and Seller, subject to the terms of the Subordination Agreement, a security interest in all of Purchaser’s assets to secure all of its current and future obligations to Seller. In the event that Parent and/or Seller takes possession of, or acquires any rights in, any Products or Product Inventory sold to Purchaser, or any other assets of Purchaser whether pursuant to the Security Agreement or otherwise, or in the event any Product Inventory that Purchaser is obligated to purchase under Section 7.3 of the PSA is not so purchased in accordance with the terms of the PSA as modified by this Settlement Agreement, then Parent, Seller and/or the affiliate of either of them shall be entitled, subject to Article 9 of the Uniform Commercial Code and the terms of the Subordination Agreement, to market and sell such Products and/or Product Inventory and/or assets, or otherwise utilize, transfer or dispose of such items, in any manner that Parent, Seller and/or the affiliate of either of them determines. Any such utilization, marketing, sale, transfer or disposition, or any activity reasonably related thereto, will not be considered a violation or breach of Section 4.4(b) of the Purchase Agreement, and Purchaser agrees it will not seek to enforce the provisions of such Section 4.4(b) in connection with any such actions by Parent, Seller and/or the affiliate of either of them.
     8.       Full Awareness. Each of the Parties hereto warrants, represents and agrees that it is entering into this Settlement Agreement with full knowledge of the terms and provisions of this Settlement Agreement.
     9.       Authority. Each of the Parties hereto represents and warrants that said Party has the full authority to enter into this Settlement Agreement, and that the individuals who are executing this Settlement Agreement on behalf of that Party are authorized to do so and to bind that Party (and that Party’s affiliates) to the terms and conditions of this Settlement Agreement.
     10.       Binding Effect. This Settlement Agreement is binding upon and shall inure to the benefit of the licensees, representatives, employees, officers, transferees, affiliates, subsidiaries, parent corporations, successors, heirs and/or assigns of the Parties hereto.
     11.       Entire Agreement. This Settlement Agreement, the Letter Agreement and the Purchase Agreement contain the entire agreement between the Parties hereto with respect to the subject matter hereof, supersedes any and all prior oral and written agreements relating thereto, and may not be modified, amended or amplified except by a written document executed by the Parties hereto.
     12.       Governing Law. This Settlement Agreement shall be governed by the laws of the State of Minnesota.
     13.       Severability. If any provision of this Settlement Agreement is invalid and unenforceable in any jurisdiction then, to the fullest extent permitted by law, (a) the other provisions hereof shall remain in full force and effect in such jurisdiction, and (b) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

     14.       Counterparts. This Settlement Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The Parties agree that delivery by facsimile of executed signature pages shall be deemed execution of this Settlement Agreement. All facsimile signatures of this Settlement Agreement shall be deemed originals for all purposes.
***Remainder of Page Intentionally Left Blank***

     IN WITNESS WHEREOF, the Parties hereto have executed this Settlement Agreement as of the date first above written.

IRIDEX CORPORATION		LASERSCOPE
By:		By:
	Name:		Name:
	Title		Title

AMERICAN MEDICAL SYSTEMS, INC.
By:
Name:
Title:

Exhibit A
Purchase Orders
See attached

Exhibit B
Hand Pieces and Service Parts
See attached

Exhibit C
Work-in-process, Raw and Packaging Materials, and Service, Replacement and Accessory Parts
See attached

Exhibit D
Form of Representation Letter
See attached

Schedule 1.6
Asset Allocation
See attached